Fourth Quarter 2019
Conference Call Script
November 6, 2019
9:00 a.m.

Whit Kincaid

Good morning everyone. Welcome to Mueller Water Products’ fourth quarter and fiscal year end 2019 conference call. We issued our press release reporting results of operations for the quarter and year ended September 30, 2019 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing our fourth quarter and full year results and the outlook for 2020 are Scott Hall, our president and CEO, and Martie Zakas, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate

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the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year, unless specified otherwise, refer to our fiscal year, which ends September 30.

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A replay of this morning’s call will be available for 30 days at 1-888-566-0638. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Whit.

Thank you for joining us today to discuss our fourth quarter and full-year results for 2019.

Our teams finished the year well, despite a more challenging operating environment relative to the prior year. We continued to grow the business in the fourth quarter, as we increased both net sales and adjusted EBITDA. Our consolidated net sales growth of 5.0 percent in

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the quarter was driven by the benefit of the Krausz acquisition and higher pricing. However, due to the slower-than-expected recovery in residential construction, lowered inventory levels in the channel, and a decrease in Canadian sales, our organic net sales decreased slightly compared with strong sales in the prior year fourth quarter.

We continue to improve our gross margin as we delivered a 50 basis point increase in the quarter, excluding the impact of the inventory step-up at Krausz. Additionally, our adjusted EBITDA increased 6.0 percent in the quarter with a 20 basis point improvement in margin.

I am pleased with how we responded to the challenges we faced throughout this year as we achieved annual net sales growth of 5.7 percent. Our growth this year was primarily driven by the benefit of the Krausz acquisition and higher pricing. We increased organic net sales 1.6 percent despite the unexpected contraction in residential construction and lowered inventory levels in the channel. I was especially pleased with the sales growth achieved this year with the

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specialty valve portion of our business, which was directly impacted by the Aurora tragedy.

Higher pricing and improved execution led to a 70 basis point improvement in our gross margin for the year, excluding the impacts of the inventory step-up at Krausz and the warranty charge in the prior year. We more than covered inflation this year and made significant progress absorbing the cost pressures we have felt over the last three years.

Our full-year adjusted EBITDA increased 10.1 percent to $198.2 million with a 20.5 percent adjusted EBITDA margin, representing an 80 basis point improvement.

When I look back over the past five years, I believe our performance compares very well to our peers in the water industry. We have increased net sales and adjusted EBITDA every year. Our adjusted EBITDA has increased at a 9.4 percent compounded annual growth rate, with a 430 basis point improvement in adjusted EBITDA margin. Throughout this period, we have demonstrated a balanced and

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disciplined approach to capital allocation, as we shifted priorities from deleveraging the business to reinvesting back in the business, through capital investments and strategic acquisitions. In addition, we have consistently returned cash to shareholders through our quarterly dividend and share repurchases. In fact, we have been a consistent dividend payer since we became a public company and have increased our quarterly dividend four times in the last four years.

Additionally, we continue to make progress on the Walter Energy tax liability and believe we are nearing the final stages of the process. Martie will provide an update later in the call.

In summary, we have made tremendous progress executing our key initiatives to become an innovative leader in the water infrastructure industry and to position ourselves for sustained long-term growth. I am very excited about our future and our transformation is well under way. Later in the call I will address our key strategies for 2020 and beyond.

With that, I’ll turn the call over to Martie.

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Martie Zakas

Thanks Scott, and good morning everyone. I will start with our fourth quarter GAAP consolidated financial results, and then review our segment performance.

Consolidated net sales for the 2019 fourth quarter increased 5.0 percent, or $12.6 million, to $266.9 million. This increase was primarily driven by the acquisition of Krausz and higher pricing, partially offset by lower volumes at Infrastructure.

Gross profit this quarter increased 3.9 percent to $88.8 million, yielding a gross profit margin of 33.3 percent. Our gross profit margin decreased 30 basis points compared to the prior year, primarily due to the $2.3 million inventory step-up expense at Krausz.

We delivered a 50 basis point year-over-year improvement in our gross margin, excluding this inventory step-up expense, as higher pricing more than offset higher costs associated with inflation.

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Selling, general and administrative costs were $48.5 million in the quarter and SG&A as a percent of net sales was 18.2 percent. SG&A expenses increased $5.6 million in the quarter, primarily due to the Krausz acquisition. For the year, SG&A as a percent of net sales increased 70 basis points to 18.9 percent. Excluding the impact of the Krausz acquisition, SG&A as a percent of net sales increased 10 basis points in 2019. In fiscal 2020, we expect total SG&A expenses to be between 19 and 20 percent of consolidated net sales.

Operating income was $39.0 million in the fourth quarter compared to $40.5 million in the prior year.

Strategic reorganization and other charges were $3.7 million in the quarter versus $2.1 million last year. Our fourth quarter results this year also include a $2.4 million gain from the sale of an idle property.

Turning now to our consolidated non-GAAP results.

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Adjusted operating income of $42.6 million was flat compared with the prior year, as higher adjusted operating income at both Infrastructure and Technologies was offset by higher corporate SG&A expenses.

Adjusted EBITDA for the fourth quarter increased 6.0 percent to $56.9 million, or 21.3 percent of net sales. Consolidated adjusted EBITDA conversion margin was 25.4 percent for the quarter and 35.0 percent for the full year.

Regarding the Water Energy Accrual, in September 2019, we reached an agreement with the Internal Revenue Service, Department of Justice and a third party whereby the liability associated with the Walter Energy tax matter and subsequent bankruptcy was resolved. As of September 30, 2019, the Walter Energy tax liability was approximately $39 million. Under the terms of the agreement, a third party has agreed to contribute approximately $17 million to the settlement and we will contribute approximately $22 million. Accordingly, during the quarter, we

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reduced the Walter Energy accrual by $16.4 million, net of additional interest expense.

The settlement agreement, which was filed by the IRS and DOJ on Tuesday, November 5th with the U.S. Bankruptcy Court handling the Walter Energy bankruptcy and associated Walter Energy tax matter, must be formally approved by the Bankruptcy Court. We expect that the Bankruptcy Court will approve the settlement of the Walter Tax Liability by the end of calendar 2019, at which point this matter will be fully resolved upon payment and execution of certain settlement documents. As you know, no assurances as to timing or outcome can be made. As we have previously discussed, this matter has been very complex and challenging. We believe that meaningful progress has been made, and our payment obligations are less than we had previously estimated.

Turning now to taxes.

For the 2019 fourth quarter, we reported a net income tax expense of $11.4 million, or 22.1 percent of income before income taxes. This

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rate differs from the statutory rate primarily due to the effects of state income taxes, foreign rate differential and tax effects of discrete items.

For the fiscal year, income tax expense was $18.3 million, or 22.3 percent of income before taxes. Excluding the one-time impacts from tax legislation, the effective income tax rate was 23.0 percent this year and 26.2 percent in the prior year, primarily due to a lower federal statutory rate in 2019. In fiscal 2020, we anticipate that our effective income tax rate for the full year will be between 24 and 26 percent.

Our adjusted net income per share was $0.19 for the quarter compared to $0.17 in the prior year. Our 2019 quarterly adjusted EPS excludes the inventory step-up expense, strategic reorganization and other charges, gain from the sale of an idle property, and $16.4 million net favorable adjustment associated with the Walter Energy Accrual.

Turning now to our segment performance, starting with Infrastructure.

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Infrastructure net sales increased 5.0 percent, or $11.2 million, to $234.7 million in the quarter. This increase was due to the sales from Krausz and higher pricing, partially offset by lower shipment volumes. Organic net sales decreased 1.3 percent in the quarter as compared with the prior year. The decrease in shipment volumes was primarily driven by the slower-than-expected recovery in residential construction, lowered inventory levels in the channel, and a decrease in sales in Canada during the quarter reflecting the softer economic conditions and a weaker residential market.

Adjusted operating income for the quarter increased 2.2 percent, or $1.1 million, to $51.2 million, excluding the inventory step-up expense, strategic reorganization and other charges and the gain from the sale of an idle property. The increase was primarily due to higher pricing, improved manufacturing performance and the inclusion of Krausz, partially offset by lower shipment volumes and higher costs associated with inflation, which included higher tariffs.

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Adjusted EBITDA for the fourth quarter increased 5.7 percent, or $3.4 million, to $63.2 million, yielding an adjusted EBITDA margin of 26.9 percent for this segment. Adjusted EBITDA conversion margin improved to 30.4 percent in the quarter compared with a negative 2.1 percent conversion margin last year.

Moving on to Technologies…

Technologies' net sales increased 4.5 percent, or $1.4 million, to $32.2 million in the quarter. The increase this quarter was primarily driven by higher volumes at Echologics.

Adjusted operating income increased $500 thousand to $800 thousand in the quarter. The improvement in adjusted operating income was primarily due to lower SG&A expenses and higher volumes, partially offset by performance and higher costs associated with inflation.

Adjusted EBITDA for the fourth quarter increased $800 thousand to $2.8 million, yielding an adjusted EBITDA margin of 8.7 percent for this

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segment. Adjusted EBITDA for Technologies for 2019 was close to break-even, improving $3.3 million to a loss of $800 thousand.

Concluding with liquidity, cash provided by operating activities for full-year 2019 was $92.5 million. The decrease compared to the prior year was primarily driven by the timing of payments, including a $33.1 million increase in cash taxes and cash interest. We also invested $86.6 million in capital expenditures in the period, which is $30.9 million more than the prior year, as we prioritize investments in our manufacturing capabilities, particularly our large casting foundry expansion in Chattanooga, a new brass foundry in Decatur and a new manufacturing facility in Kimball, Tennessee.

At September 30, 2019, we had total debt of $446.3 million and cash and cash equivalents of $176.7 million. At the end of the fourth quarter, our net debt leverage ratio was 1.4 times.

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I'll turn the call back to Scott to talk more about our results and outlook for 2020.

Scott Hall

Thanks Martie.

I'd like to comment on a few key areas, discuss our full year 2020 outlook, and then open the call for questions.

2019 was a challenging year for our organization. We will forever remember the tragedy which occurred at our Henry Pratt facility on February 15th. We can never replace the five members of the Mueller family we lost that day. Our hearts and minds will always be with the victims and their loved ones, the first responders and the Aurora community. The loss has demonstrated the strength and resiliency of the Aurora community and the Mueller family. The teamwork to heal and

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rebuild has been an inspirational story for our entire organization as we work to live our core values and improve our culture of execution.

In 2019, we faced challenges in our end markets and increased macroeconomic uncertainty from global trade tensions. The challenges from slower residential construction activity and the severe weather earlier in the year contributed to lower volumes in our core products. We saw a contraction in our Canadian sales, particularly in the fourth quarter, as Canadian GDP growth slowed and residential markets weakened. Additionally, channel inventory levels decreased year-over-year as customers adjusted to the slower growth.

Despite these headwinds, organic sales grew nearly 2 percent at Infrastructure in 2019 and our teams executed well on our pricing actions and we generated strong sales growth with our specialty valve products.

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We continue to make progress on our strategies to strengthen and grow the business, regardless of the external environment, as we prioritize investment in our people and our manufacturing capabilities. Our key priorities for 2020 include accelerating new product development, developing a fully-integrated technology platform for infrastructure monitoring, driving operational excellence and modernizing our manufacturing facilities.

Accelerating new product development is critical for us as we look to maintain our leadership position in the market, drive above-market growth and improve our costs. We have increased investments in our product development capabilities, including expanding our engineering staff, to develop and market new products and services. As a result, we launched several key products this year, including the industry's first dry barrel smart hydrant, which currently measures for pressures and leaks. We also launched a new-to-the-market insertion valve incorporating our popular resilient wedge gate valve with a hot tapping sleeve. This product allows utilities and contractors to replace failed valve systems without doing a line stop, saving them significant time and resources.

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Thanks to the Krausz acquisition, we are offering product combinations with Krausz restraint technology coupled with hydrants and valves. These innovative products are targeted towards decreasing time to install, which can save customers significant amounts of money.

In addition to accelerating new product development, we are working to develop a fully-integrated technology platform for infrastructure monitoring, which will leverage our growing portfolio of smart products. As our customers prioritize their spending dollars with real-time data and analytics to more efficiently manage and repair their aging infrastructure, we are uniquely positioned to help solve their problems more efficiently and effectively given our installed base of assets and expertise. At the 2019 WEFTEC conference, we introduced Sentryx™, a software platform that provides data intelligence to help water utilities make strategic and operational decisions.  Our new technology-enabled dry barrel and wet barrel hydrants serve as a communications backbone that houses data gathering sensors.  This

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data includes leak detection, pressure monitoring, metering and water quality, which are aggregated and consolidated within the Sentryx™ platform, providing utilities with critical information regarding their distribution systems.

We continue to make progress on our multi-year effort to modernize our manufacturing facilities and processes, in order to improve quality, service and employee engagement, and drive non-price margin expansion. We remain focused on driving operational excellence to improve our culture of execution and create a strong foundation for future growth. As we continue to invest in engineering talent and bring best practices focused on lean manufacturing, we plan to deliver consistent manufacturing productivity improvements. We are targeting at least 50 to 100 basis points of margin improvement on an annual basis, which will facilitate additional product development, productivity initiatives and margin expansion.

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We are prioritizing capital investments over the next two to three years to increase sales growth and drive margin expansion. We have nearly completed our large valve manufacturing expansion in Chattanooga. In addition, we expect to make significant progress on the construction of our new brass manufacturing facility in Decatur, Illinois, which we announced earlier this year.

We also recently made an additional investment to further expand our capabilities in the Chattanooga area to bring added capacity and advanced manufacturing technologies. We just announced the closure of our Hammond, Indiana facility, which will be relocated to a new facility in Kimball, Tennessee. The new facility will enable us to drive additional efficiencies by insourcing certain activities and further leveraging our large casting foundry. These investments will allow us to capitalize on the growing need for large valves in more-densely populated, urban areas and an increased focus by customers on products Made in America.

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In fiscal 2020, we anticipate that capital expenditures will be between $80 and $90 million, which is above our long-term target. In fiscal 2023, we anticipate that capital expenditures as a percent of consolidated net sales will decrease to less than 4 percent.

As we have discussed previously, our key strategies are supported by our strong balance sheet and operating cash flow which enable us to reinvest in our business while returning cash to shareholders. We will continue to take a balanced and disciplined approach to capital allocation, prioritizing strategic investments to strengthen and grow the business through capital investments and acquisitions. Since December of 2016, we have returned $176 million of cash to shareholders through a combination of dividends and share repurchases. Over the same period, we have allocated $179 million towards capital expenditures and $167 million towards acquisitions. Going forward, we will continue to return cash to shareholders through our quarterly dividend and our share repurchase program.

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I will now review our full year 2020 expectations for consolidated results and then open the call for questions.

For 2020, we anticipate increased demand in all of our end markets. This includes municipal spending and residential construction growth in the low-single digit range. The municipal market fundamentals continue to be favorable, especially as it relates to large projects, which favor our specialty valve products. We believe the conditions are favorable for residential construction to improve in calendar 2020, driven by lower land and lot inventory levels, lower interest rates, employment and income growth, and demographic shifts. We expect natural gas distribution growth in the mid-single digit range.

I am very encouraged about the progress we have made executing strategies to drive sales and increase adjusted EBITDA, which are creating a strong foundation for future growth. For 2020, we expect to increase consolidated net sales between 3 and 5 percent, with adjusted EBITDA growth between 4 and 8 percent. We believe our balanced and

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disciplined capital allocation, supported by a strong balance sheet, will continue to benefit shareholders while facilitating reinvestment in the business.

In conclusion, I want to remind everyone that we are in the early stages of our transformation to become a municipal and residential solutions company focused on helping utilities deliver important resources to their customers. As we incorporate technology into our products and accelerate the development of new solutions for our customers, we will look to leverage our market-leading position and extensive installed base of infrastructure products. We believe that over time, profit pools will shift to the companies who provide information and solutions to customers and the companies with more embedded technology and sales growth will achieve higher valuations. This is why we have invested in the technology portion of our business, and we will continue to work to increase the number of data-driven products and solutions in our business. I have confidence that our teams will deliver this vision while we navigate a more challenging operating environment.

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And with that, Operator, please open this call for questions.

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